BANK OF NORTH AMERICA BANCORP, INC.,
                                AND SUBSIDIARIES

                 Consolidated Statement of Financial Condition
                               September 30, 1996

ASSETS
Cash and due from banks ..................................   $ 16,814,384
Interest bearing deposits with banks .....................     19,795,279
Securities held to maturity ..............................     66,345,143
Federal Home Loan Bank of Atlanta stock ..................      2,775,000
Loans held for sale  (approximate market
     value:$856,000)......................................        841,150
Loans receivable, net ....................................    397,037,593
Accrued interest receivable ..............................      4,180,593
Premises and equipment ...................................      8,276,716
Cost of mortgage loan servicing rights acquired ..........      2,020,000
Other intangible assets ..................................        128,901
Foreclosed real estate ...................................      1,016,527
Deferred income taxes ....................................      2,756,779
Other assets .............................................      2,734,500
                                                              -----------

     Total assets ........................................   $524,722,565
                                                              ===========


LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
     Deposits:
     Non-interest bearing ................................   $ 57,599,832
     Interest bearing ....................................    420,121,876
                                                              -----------
         Total deposits ..................................    477,721,708
     Securities sold under agreements to repurchase ......      2,022,000
     Other borrowings ....................................      5,000,000
     Accrued interest payable ............................        507,613
     Other liabilities ...................................      3,589,448
                                                              -----------

         Total liabilities ...............................    488,840,769
                                                              -----------

Commitments and contingencies

Stockholder's equity:
     Common stock, $1.00 par value.  Authorized, 5,000,000
       shares; issued and outstanding 100,000 shares .....        100,000
     Additional paid-in capital ..........................     30,000,000
     Retained earnings ...................................      5,781,796
                                                              -----------

         Total stockholder's equity ......................     35,881,796
                                                              -----------

     Total liabilities and stockholder's equity ..........   $524,722,565
                                                              ===========


          See accompanying notes to consolidated financial statements.

                      BANK OF NORTH AMERICA BANCORP, INC.,
                                AND SUBSIDIARIES

                      Consolidated Statement of Operations
               For the Nine-Month Period Ended September 30, 1996



Interest income and fees
     Loans .................................................   $ 25,687,515
     Short-term investments ................................      1,252,130
     Securities ............................................      3,767,961
                                                                -----------
         Total interest income .............................     30,707,606
                                                                -----------

Interest expense
     Transaction accounts ..................................      3,379,324
     Time deposits .........................................     12,243,963
     Borrowings ............................................        715,987
                                                                -----------
         Total interest expense ............................     16,339,274
                                                                -----------

         Net interest income ...............................     14,368,332
Provision for loan losses ..................................      3,242,798
                                                                -----------
         Net interest income after provision for loan losses     11,125,534
                                                                -----------

Non-interest income
     Service charges on deposits ...........................      2,272,773
     Mortgage servicing income, net ........................        884,169
     Gains on sales of loans, net ..........................        263,483
     Securities transactions, net ..........................     (2,953,044)
     Other .................................................        498,554
                                                                -----------
         Total non-interest income .........................        965,935
                                                                -----------

Operating expenses
     Compensation and benefits .............................      6,572,011
     Occupancy and equipment ...............................      2,291,739
     Data processing .......................................        863,142
     Regulatory insurance and assessments ..................        905,370
     Savings Association Insurance Fund one-time assessment       2,317,549
     Office expenses .......................................        823,451
     Professional fees .....................................        402,733
     Marketing .............................................        267,172
     Other intangible amortization .........................         75,150
     Other .................................................      1,591,739
                                                                -----------
         Total operating expenses ..........................     16,110,056
                                                                -----------

Loss before income taxes ...................................     (4,018,587)
Income tax credit ..........................................     (1,499,940)
                                                                -----------

Net loss ...................................................   $ (2,518,647)
                                                                ===========
Net loss per share..........................................         (25.19)
                                                                ===========
Weighted average number of shares outstanding................       100,000
                                                                ===========

          See accompanying notes to consolidated financial statements.

                      BANK OF NORTH AMERICA BANCORP, INC.,
                                AND SUBSIDIARIES

                      Consolidated Statement of Cash Flows
                Increase (Decrease) in Cash and Cash Equivalents
               For the Nine-Month Period Ended September 30, 1996

Cash flows from operating activities:
     Net loss ..................................................  $  (2,518,647)
     Adjustments to reconcile net loss to net cash provided
         (used) by operating activities:
         Amortization of mortgage loan servicing rights acquired        257,000
         Other amortization and depreciation ...................      2,113,673
         Provision for loan losses .............................      3,242,798
         Deferred tax benefit ..................................     (1,531,073)
         Proceeds from loan sales of loans held for sale .......     18,957,992
         Origination and purchase of loans held for sale .......    (17,007,335)
         Net realized losses on available for sale securities ..      2,953,044
         Net realized gains on sales of loans ..................       (263,483)
     Changes in other assets and other liabilities:
         Accrued interest receivable, current income taxes
           and other assets ....................................       (147,028)
         Accrued interest payable and other liabilities ........      2,069,384
                                                                    -----------
     Net cash provided by operating activities .................      8,126,325
                                                                    -----------
Cash flow from investing activities:
     Purchase of available for sale securities .................    (10,081,094)
     Proceeds from sales of available for sale securities ......    102,998,495
     Proceeds from maturities of available for sale securities .      5,597,925
     Purchases of held to maturity securities ..................    (66,462,187)
     Originations of loans .....................................   (102,995,679)
     Proceeds from maturities of loans .........................     78,222,839
     Net purchases of premises and equipment ...................       (861,601)
     Proceeds from sale of foreclosed properties ...............        393,872
                                                                    -----------
     Net cash provided by investing activities .................      6,812,570
                                                                    -----------
Cash flows from financing activities:
     Net decrease in deposits ..................................    (15,990,601)
     Net increase in securities sold under agreements
        to repurchase and short term other borrowings ..........      1,201,527
     Repayments of long term other borrowings ..................    (15,000,000)
                                                                    -----------
     Net cash used by financing activities .....................    (29,789,074)
                                                                    -----------
     Net decrease in cash and cash equivalents .................    (14,850,179)
Cash and cash equivalents at beginning of period ...............     51,459,842
                                                                    -----------

Cash and cash equivalents at end of period .....................   $ 36,609,663
                                                                    ===========

Supplemental disclosures of cash flow information:
   Cash paid during the period for:
         Interest ..............................................   $ 16,493,864
                                                                    ===========

         Income taxes ..........................................  $       --
                                                                    ===========


Supplemental non-cash investing and financing information:
     Transfers to foreclosed real estate .......................  $     384,594
                                                                   ============

     Transfers to loans held for sale ..........................  $     296,600
                                                                   ============

          See accompanying notes to consolidated financial statements.

                      BANK OF NORTH AMERICA BANCORP, INC.,
                                AND SUBSIDIARIES

                 Consolidated Statement of Stockholder's Equity
               For the Nine-Month Period Ended September 30, 1996

                                                                                                      Unrealized
                                                                                                      Gain (Loss)
                                                                                                          on
                                                                       Additional                     Securities
                                                           Common       Paid-in        Retained        Available
                                                            Stock       Capital        Earnings      For Sale, Net      Total
                                                           -------     ----------     ----------    --------------    ----------
Balance at December 31, 1995.......................       $100,000    $30,000,000    $ 8,300,443      $(459,379)     $37,941,064
  Change in unrealized loss on securities available
    for sale, net..................................              -              -              -        459,379          459,379
  Net loss for the nine month period ended
    September 30, 1996.............................              -              -     (2,518,647)             -       (2,518,647)
                                                           -------     ----------     ----------       --------       ----------
Balance at September 30, 1996......................       $100,000    $30,000,000    $ 6,786,500      $       -      $35,881,796
                                                           =======     ==========     ==========       ========       ==========


                    See accompanying notes to consolidated financial statements.

                      BANK OF NORTH AMERICA BANCORP, INC.,
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               For the Nine-Month Period Ended September 30, 1996

Note 1.  Potential Sale to BankAtlantic, A Federal Savings Bank ("BankAtlantic")

     On April 9, 1996, BankAtlantic entered into an agreement to acquire Bank of North America Bancorp, Inc. (the "Company") for approximately $54 million in cash, subject to adjustment, as specified in the Stock Purchase Agreement. BankAtlantic is a wholly owned subsidiary of BankAtlantic Bancorp, Inc., a unitary savings bank holding company. The Company's primary asset is its wholly owned subsidiary, Bank of North America (the "Bank"), a Florida chartered commercial bank. The Bank has 13 branches, with 11 located in Broward County, and one each in Dade and Palm Beach counties.

     Closing of the acquisition is subject to certain conditions and is expected to occur in the fourth quarter of 1996.


Note 2.    Business and Summary of Significant Accounting and Reporting Policies

     (a)  Principles of Consolidation

          The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary, Bank of North America, and two non-bank subsidiaries. The two non-bank subsidiaries are inactive. All significant intercompany transactions and balances have been eliminated in consolidation.

     (b)  Basis of Financial Statement Presentation

          The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and with general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the carrying value of foreclosed real estate, and the carrying value of mortgage servicing rights.

     (c) Cash and Cash Equivalents

          Cash and cash equivalents include cash, due from banks, interest-bearing balances with banks, federal funds sold and securities purchased under agreements to resell. Cash and cash equivalents have maturities, at acquisition date, of three months or less.

     (d)  Securities

          The Bank classifies its debt and equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Bank has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

          Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholder's equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

          A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

     (e)  Loan Purchases, Securitization and Sales

          Loans are stated at the unpaid principal balance, net of unearned income and discounts and allowance for loan losses, plus prepaid dealer reserves. Loan packages of primarily one to four family residential loans have been acquired through Federal Deposit Insurance Corporation ("FDIC") and Resolution Trust Corporation ("RTC") loan offerings and in private transactions. The purchase price of these loans is determined based upon factors such as credit quality, the type of loan product being offered and inherent market conditions at the time of purchase. Upon the purchase of these loan packages, an allocation of the purchase price is made among the allowance for loan losses and purchased discount or premium.

          The amount allocated to the allowance for loan losses is based on an evaluation of the estimated discounted credit losses to be incurred for the loans purchased. When loans are sold, gains or losses resulting from such sales are measured by using the cost basis allocated to such loans at the time of purchase, adjusted for amortization of premiums and accretion of discounts. Specific allowances for loan losses, which are identified as part of loans being sold, are included as part of the cost basis of such loans at time of sale. This cost allocation methodology is also utilized for purchased loans which are securitized.

          The Bank classifies loans which it intends to sell or securitize and sell as loans held for sale These loans are carried at the aggregate of lower of cost or market.

     (f)  Allowance for Loan Losses

          The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Management believes that the allowance for loan losses is adequate; however, regulatory agencies, as an integral part of their examination process, periodically review the allowance for losses on loans. Such agencies may require the recognition of additions or reductions to the allowance based on their judgement of information available at the time of their examination. Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the fair value of collateral, if the loan is collateral dependent Impairment losses and changes in estimates to the impairment losses are included in the allowance for loan losses through a provision for loan losses. The Bank recognizes interest income on impaired loans on a cash basis.

     (g)  Loan Interest Income Recognition

          Interest income on commercial and real estate mortgage loans is recognized as earned based upon the principal amounts outstanding. Interest income on installment loans is recognized using a method which approximates the interest method. Loans are placed on non-accrual status when management believes that interest on such loans may not be collected in the normal course of business or when the loans become ninety days delinquent, whichever is earlier. Premiums and discounts on purchased loans are amortized or accreted using the level yield method.

     (h)  Loan Fees

          Loan origination, prepaid dealer reserves, certain other fees and certain direct loan origination costs are deferred and the net amount is amortized as an adjustment to the related loan's yield, generally over the contractual life of the related loans, or if the related loan is held for sale, until the loan is sold. Fees received in connection with loan commitments are deferred until the loan is advanced and are then recognized over the term of the loan as an adjustment of the yield. Fees on commitments that expire unused are recognized in other non-interest income at expiration.

     (i)  Mortgage Loan Servicing Rights

          The Bank services mortgage loans for investors. These mortgage loans serviced are not included in the accompanying consolidated statement of financial condition. Loan servicing fees are based on a stipulated percentage of the outstanding loan principal balances being serviced and are recognized as income when related loan payments from mortgagors are collected. Loan servicing costs are charged to expense using the level yield method over the estimated life of the loan, and continually adjusted for prepayments. Management evaluates the carrying value of purchased mortgage servicing rights by estimating the future net servicing income of the portfolio on a discounted basis, based on estimates of the remaining loan lives. The unpaid principal balances of mortgage loans serviced for others was approximately $275 million at September 30, 1996.

          In May 1995 the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122") which eliminated the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. SFAS No. 122 requires an entity to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. SFAS No. 122 requires the periodic evaluation of capitalized mortgage servicing rights for impairment based on fair value. On January 1, 1996, this statement was implemented prospectively. The impact of SFAS No 122 upon implementation was not significant to the Bank's financial condition or results of operations. No additional valuation allowance was required. The initial valuation of mortgage servicing rights ("MSR") was on an individual loan basis. During the nine-month period ended September 30, 1996, the Bank did not capitalize any MSR's. Amortization of MSR's amounted to approximately $257,000 for the nine-month period ended September 30, 1996. MSR's are amortized to expense using the level yield method over the estimated life of the loan and continually adjusted for prepayments. The fair value of capitalized mortgage servicing rights at September 30, 1996 was estimated at $4.2 million. For the purpose of evaluating and measuring impairment of MSR's, the Bank stratifies those rights based on the predominant risk characteristics of the underlying loans. Such predominent risk characteristics include the servicing type, maturity, and whether the loan is fixed or adjustable. The amount of any impairment recognized is the amount by which the MSR's exceed their fair value. Future adjustments to the valuation allowance will be reflected in results of operations.

     (j)  Premises and Equipment

          Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization, computed principally by the straight-line method.

          In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of", ("SFAS No. 121") which requires that long-lived assets and certain identifiable intangibles to be held by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

          SFAS No. 121 was effective as of January 1, 1996. The adoption of this pronouncement did not have a significant impact on the Company's results of operations or financial condition.

     (k)  Income Taxes

          The operating results of the Company and its subsidiaries are included in consolidated federal and state income tax returns. Each subsidiary pays its allocation of income taxes to the Company, or receives payment from the Company to the extent that tax benefits are realized based on amounts computed as if each subsidiary was an individual company.

          Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are required to be reduced by a valuation allowance to the extent that, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized.

     (l)  Other Intangible Assets

          Excess cost over fair value of assets acquired of $51,008 at September 30, 1996 is being amortized on a straight-line basis over a seven year period. The remaining core deposit premium of $77,893 is being amortized over its estimated remaining economic life of approximately one year at September 30, 1996.

     (m)  Foreclosed Real Estate

          Real estate properties acquired through, or in lieu of, foreclosure are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of (1) cost or (2) fair value minus estimated costs to sell. Revenue and expenses from operations and adjustments of the fair value are included in earnings. Foreclosed real estate is not depreciated.

     (n)  Interest-Rate Exchange Agreements ("swaps")

          The swap held by the Bank is held for purposes other than trading.

          Swaps used in asset/liability management activities are accounted for using the accrual method. Net interest income (expense) resulting from the differential between exchanging floating and fixed-rate interest payments is recorded on a current basis. Gains or losses on the sales of swaps used in asset/liability management activities are deferred and amortized into interest income or expense over the maturity period of the swap. There were no sales of swaps during the nine-month period ended September 30, 1996.

Note 3.    Securities

Securities held to maturity at September 30, 1996 are presented below.


                  Debt Security Maturity
                  ----------------------
                                  After 1 Year           Total
                                    Through          Carrying Value       Gross Unrealized      Estimated
                  1 Year or Less    5 Years         (Amortized Cost)       Gains    Losses       Fair Value
                  --------------  ------------      ----------------      -------   -------       ----------
U.S. Treasury      $10,004,002    $56,341,141         $66,345,143         $25,851  $(12,713)     $66,358,281
                    ==========     ==========          ==========          ======   =======       ==========

     There were no securities available for sale at September 30, 1996.

     Gross gains resulting from the disposition of securities available for sales amounted to $64,962 during the nine month period ended September 30, 1996. Gross losses amounted to $3,018,006 during the nine month period ended September 30, 1996.

     Investment securities with a carrying value of approximately $611,000 were pledged as required by government regulation as of September 30, 1996. In addition, at September 30, 1996, investment securities with carrying values of approximately $2,027,000 and $500,000 were pledged to secure securities sold under agreements to repurchase and an interest rate swap agreement, respectively.

Note 4.   Loans

     The composition of loans at September 30, 1996 is summarized as follows:

          Real estate - residential......................    $222,937,283
          Real estate - commercial.......................      56,199,855
          Commercial.....................................      31,778,614
          Consumer.......................................      90,216,604
          Overdrafts.....................................         754,534
                                                              -----------
               Subtotal..................................     401,886,890
          Add:   prepaid dealer reserve..................       4,631,764
          Less:  net deferred loan fees..................        (491,960)
          Less:  net purchased discounts and premiums....      (2,589,250)
          Less:  allowance for loan losses...............      (6,399,851)
                                                              -----------
          Loans, net.....................................    $397,037,593
                                                              ===========

Note 5.   Allowance for Loan Losses

     An analysis  of the  allowance  for loan  losses for the nine months  ended
September 30, 1996 is presented below:

          Balance, beginning of period...................     $ 5,501,147
          Provision for loan losses......................       3,242,798
          Charge-offs....................................      (2,549,330)
          Recoveries.....................................         205,236
                                                               ----------
          Balance, end of period.........................     $ 6,399,851
                                                               ==========

     All loans on non-accrual status are considered to be impaired loans for purposes of SFAS No. 114. Impairment of loans having recorded investments of approximately $5.1 million at September 30, 1996 have been recognized in conformity with SFAS No. 114, as amended by SFAS No. 118. The average recorded investment in impaired loans during the nine- month period ended September 30, 1996 was approximately $4.8 million. The total allowance for loan losses related to these loans was approximately $848,000 on September 30, 1996 Interest Income on impaired loans of approximately $119,000 was recognized for cash payments received in the nine-month period ended September 30, 1996.

     The Bank is not committed to lend additional funds to debtors whose loans have been modified.

     The provision for loan losses for the nine-month period ended September 30,
1996  included   approximately   $1.6  million  for  charge-offs  and  increased
allowances related to forced placed collateral protection insurance.

Note 6.   Premises and Equipment

     Premises and equipment at September 30, 1996 are summarized as follows:

          Land, building and improvements................    $6,751,209
          Leasehold improvements.........................     1,112,853
          Furniture, fixtures and equipment..............     4,404,325
                                                              ---------
             Subtotal....................................    12,268,387
          Accumulated depreciation and amortization......     3,991,671
                                                              ---------
          Premises and equipment, net....................    $8,276,716

                                                              =========

     The Bank is obligated under operating leases for office premises and equipment. At September 30, 1996, the total remaining minimum lease commitments were as follows:

                         Year Ending
                        September 30,
                        -------------
                           1997             $1,043,000
                           1998                582,000
                           1999                402,000
                           2000                365,000
                           2001                267,000
                        thereafter               6,000
                                             ---------
                                            $2,665,000
                                             =========

     Rent expense for the nine-month period ended September 30, 1996, was approximately $1,042,000 and is included in occupancy and equipment expense.

     In connection with a lease for the Bank's corporate offices, a letter of credit with a redemption value of $48,750 at September 30, 1996, was issued by the Bank in favor of the owner of such premises.

     The Bank is lessor under operating leases for office premises. The building being leased had cost and carrying value of approximately $5.6 million and $5.1 million at September 30, 1996, respectively. Minimum future rentals on leases as of September 30, 1996 were as follows:

                         Year Ending
                        September 30,
                        -------------
                            1997               $305,000
                            1998                252,000
                            1999                160,000
                            2000                 54,000
                            2001                  3,000
                            ----                -------
                                               $774,000
                                                =======

Note 7.   Deposits

     Deposits at September 30, 1996 are summarized as follows:

          Non-interest bearing:
             Customers....................     $ 55,466,886
             Official checks..............        2,132,946
          Savings.........................       72,208,184
          NOW.............................       41,502,203
          Money market....................       37,833,618
          Certificates of deposit.........      268,577,871
                                                -----------
            Total deposits................     $477,721,708
                                                ===========

     As of September 30, 1996, the Bank held certificates of deposit of $100,000 or more of approximately $42.6 million. The interest expense on certificates of deposit of $100,000 or more amounted to approximately $1,963,000, during the nine-month period ended September 30, 1996.

     The following table sets forth the amount and maturities of certificates of deposits as of September 30, 1996:

                                                                      Amount
                                    Amount Due During                Due After
                               Year Ending September 30,           September 30,
                     ------------------------------------------    -------------
                          1997            1998           1999           1999           Total
                          ----            ----           ----           ----       ------------
2.00% to 3.00%      $    105,630               -              -              -     $    105,630
3.01% to 4.00%         6,177,109         887,408        121,966              -        7,186,483
4.01% to 5.00%        43,821,842       1,838,531        853,862         12,939       46,527,174
5.01% to 6.00%       101,740,464      21,218,198      1,415,932         55,651      124,430,245
6.01% to 7.00%        51,948,532       3,616,224      7,398,187      1,017,848       63,980,791
7.01% to 8.00%        26,183,305           2,783        161,460              -       26,347,548
                     -----------      ----------      ---------      ---------      -----------
Total               $229,976,882     $27,563,144     $9,951,407     $1,086,438     $268,577,871
                     ===========      ==========      =========      =========      ===========

Note 8.   Securities Sold Under Agreements to Repurchase

     Securities sold under agreements to repurchase are summarized as follows:

Balance at September 30, 1996......................................  $2,022,000
Average balance for the nine-month period ended September 30, 1996.   1,937,606
Maximum amount outstanding at any
  month end during the nine-month period ended September 30, 1996..   3,880,570
Average interest rate:
  During the nine-month period ended September 30, 1996............        5.00%
  At September 30, 1996............................................        5.40%

     At September 30, 1996, the Bank had sold United States treasury securities under agreements to repurchase those same securities, with a one business day maturity. The Bank sells securities under agreements to repurchase to its customers. Securities sold are maintained under the Bank's control.

Note 9.   Other Borrowings

     Other borrowings consist of Federal Home Loan Bank of Atlanta ("FHLB") advances of a short-term nature and advances with original maturities in excess of one year. Short-term FHLB advances are summarized as follows:

Balance at September 30, 1996......................................            -
Average balance for the nine-month period ended September 30, 1996. $ 1,094,891 Maximum amount outstanding at any month end during the nine-month period ended September 30, 1996.. 10,000,000 Average interest rate:
  During the nine-month period ended September 30, 1996............        5.50%
  At September 30, 1996............................................            -

     At September 30, 1996, one FHLB advance with an original maturity in excess of one year was outstanding:

     7.73% advance, due 1997.......................................  $ 5,000,000
                                                                       =========

     The Bank has been advised by the FHLB that it has a total credit availability of $100 million with maturities of up to 10 years. The FHLB credit availability does not represent a firm commitment by the FHLB. Rather, it is the FHLB's assessment of what the Bank could borrow given the Bank's current financial condition. The credit availability is subject to change at any time based upon the Bank's financial condition and that of the FHLB, as well as changes in FHLB policies or Congressional mandates. At September 30, 1996, the Bank's available credit from the FHLB was $95 million.

     In connection with its borrowings from the FHLB, the Bank is required to own FHLB stock with a par value equal to at least five percent of total advances outstanding. At September 30, 1996, the Bank's investment in FHLB stock had a par and carrying value of $2,775,000, and was automatically pledged against FHLB advances. Advances from the FHLB are secured by eligible investment securities or first mortgage loans. Generally, short-term FHLB advances are secured by pledging and delivering specific investment security collateral under terms and at rates comparable to those available in the repurchase agreement market. All other FHLB advances are secured by a blanket floating lien on the Bank's residential, one-to-four family first mortgage loans. For advances secured by the blanket floating lien, the Bank is not required to specifically identify, deliver, or otherwise segregate first mortgage loans pledged as collateral for advances, but must maintain eligible first mortgage loan collateral equal to approximately 133% of outstanding advances, or approximately $6.7 million at September 30, 1996.

Note 10.   Income Taxes

     The income tax credit reflected in the consolidated statement of operations for the nine months ended September 30, 1996 is detailed below:


           Current tax payable:
            Federal............................       $    31,133
            State..............................                 -
                                                       ----------
             Total current.....................            31,133
                                                       ----------
           Deferred tax benefit:
            Federal............................        (1,194,285)
            State..............................          (336,788)
                                                       ----------
             Total deferred....................        (1,531,073)
                                                       ----------
             Total income tax credit...........       $(1,499,940)
                                                       ==========

     The actual income tax rate differs from the "expected" income tax rate (the U.S. Federal corporate tax rate of 34%) for the nine-month period ended September 30, 1996 is as follows:

           Tax at federal statutory rate.................     (34.0%)
           State income tax, net of federal benefit......      (3.6%)
           Amortization of intangibles...................       0.3%
           Tax-exempt interest...........................      (0.3%)
           Other, net....................................       0.2%
                                                               ----
             Total income tax credit.....................     (37.4%)
                                                               ====

     Approximate temporary differences between financial statement carrying amounts and tax basis of assets and liabilities that give rise to significant portions of the net deferred tax asset at September 30, 1996 are as follows:

    Deferred tax assets:
     Provision for loan losses.................................      $1,875,885
     Savings Association Insurance Fund one-time assessment....         872,094
     Intangible asset amortization.............................         193,394
     Depreciation..............................................         153,872
     Loan fees.................................................         137,494
     State tax net operating loss carry forward................         132,351
     Delinquent interest reserve...............................         117,046
     Other.....................................................          22,621
                                                                      ---------
    Gross deferred tax assets..................................       3,504,757
     Valuation allowance.......................................               -
                                                                      ---------
     Net deferred tax assets...................................       3,504,757
                                                                      ---------

    Deferred tax liabilities:
     Intangible asset amortization.............................         371,391
     Purchased loans...........................................         281,320
     Stock dividends...........................................          91,223
     Other.....................................................           4,044
                                                                      ---------
    Total deferred tax liabilities.............................         747,978
                                                                      ---------
    Deferred tax assets, net...................................      $2,756,779

                                                                      =========

     An analysis of the changes in the net deferred tax asset is presented below:

         Balance, December 31, 1995............................      $1,502,866
         Deferred tax benefit..................................       1,531,073
         Change in unrealized loss on
          securities available for sale........................        (277,160)
                                                                      ---------
         Balance, September 30, 1996...........................      $2,756,779
                                                                      =========

     The deferred tax asset is considered realizable as it is more likely than not that the results of future operations will generate sufficient taxable income to realize such deferred tax assets.

Note 11.    Financial Instruments

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees, and one interest-rate swap. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For its interest-rate swap transaction, the contract or notional amount does not represent exposure to credit loss. The Bank controls the credit risk of its interest-rate swap agreement through credit approvals, limits, and monitoring procedures.

     Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

     INTEREST-RATE EXCHANGE AGREEMENTS. The Bank has entered into one interest-rate swap transaction in managing its interest-rate exposure. Interest-rate swap transactions generally involve the exchange of fixed and floating-rate interest-payment obligations without the exchange of the underlying principal amounts.

     Entering into interest-rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts but also the interest-rate risk associated with unmatched positions. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller.

     During the nine-month period ended September 30, 1996, the Bank entered into an agreement to make fixed-rate interest payments in exchange for receiving variable market-indexed interest payments (interest-rate swap). The notional principal amount of the interest-rate swap outstanding was $4.0 million at September 30, 1996. The original term was for five years. The fixed-payment rate was 6.27% at September 30, 1996 Variable-interest payments received are based on 6-month LIBOR. At September 30, 1996, the rate of the variable market-indexed interest payment obligation to the Bank was 5.75%. The net cost of this agreement was approximately $17,000 for the nine-month period ended September 30, 1996, which was amortized to income.

     CREDIT COMMITMENTS. The Bank has outstanding at any time a significant number of commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan commitment contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Each customer's credit worthiness is evaluated on an individual basis and the amount of collateral required, if deemed necessary, is based on management's credit evaluation. As of September 30, 1996, there were approximately $49.1 million of commitments to extend credit, generally with terms of up to 90 days. Commitments at September 30, 1996, include approximately $165,000 in fixed rate commitments.

     Loan commitments have off-balance-sheet credit risk because only origination fees and accruals for probable losses are recognized in the statement of financial condition until the commitments are fulfilled. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that the collateral or other security is of no value.

     The Bank's policy with regard to collateral-dependent loans is to require customers to provide collateral prior to the disbursement of approved loans. For consumer loans, the Bank usually retains a security interest in the property or products financed, which provides repossession rights in the event of default by the customer. For commercial loans and financial guarantees, collateral is usually in the form of inventory or marketable securities (held in trust) or real estate (notations on title).

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. At September 30, 1996, there were approximately $2.8 million of standby letters of credit outstanding with maturities of up to one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds certificates of deposit as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at September 30, 1996, varies from unsecured to 100 percent.

     The Bank has not incurred any losses on its commitments in the nine-month period ended September 30, 1996.

Note 12.   Concentrations of Credit Risk

     Concentrations of credit risk (whether on or off balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of customers have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Bank does not have a significant exposure to any individual customer The major concentrations of credit risk for the Bank arise by customer type in relation to loans and credit commitments, as shown in the following table. A geographic concentration arises because the Bank operates primarily in Florida, where a majority of loan customers and related collateral are located.

                               Residential     Commercial
                               Real Estate     Real Estate     Commercial        Consumer          Total
                               -----------     -----------     -----------     -----------      -----------
Credit Risk: (in thousands)
September 30, 1996
Loans.....................    $234,824,942     $49,636,785     $31,778,614     $86,487,699     $402,728,040
Credit commitments........      27,025,000       4,891,000      17,126,000          15,000       49,057,000
                               -----------      ----------      ----------      ----------       ----------
                              $261,849,942     $54,527,785     $48,904,614     $86,502,699     $451,785,040
                               ===========      ==========      ==========      ==========      ===========

     The credit risk amounts represent the maximum accounting loss that would be recognized at the reporting date if customers failed completely to perform as contracted and any collateral or security proved to be of no value. The amounts of credit risk shown, therefore, greatly exceed expected losses, which are included in the allowance for loan losses.

Note 13.    Commitments and Contingencies

     In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Bank is involved in various claims and legal actions arising in the ordinary course of business. The outcome of these claims and actions are not presently determinable, however, in the opinion of the Bank's management, after consulting with their legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial statements.

     The Internal Revenue Service is in the process of conducting an examination of the Company's Federal Income Tax Returns for the years ended December 31, 1993 and 1992 In the opinion of management, the ultimate disposition will not have a material adverse effect on the consolidated financial statements.

     Because of the legal structure of its acquisitions, the Bank pays deposit insurance premiums to the FDIC's Savings Association Insurance Fund ("SAIF"). The majority of commercial banks pay such premiums to the FDIC's Bank Insurance Fund ("BIF"). The SAIF and the BIF previously assessed deposit insurance premiums at the same rate. However, effective September 30, 1995, the FDIC reduced the minimum assessment rate applicable to BIF deposits, but not SAIF deposits, from 23 basis points of covered deposits to four basis points of covered deposits and, effective January 1, 1996, further reduced the BIF rate to zero This disparity in assessment rates may place the Bank at a competitive disadvantage to institutions whose deposits are exclusively or primarily BIF-insured (such as most commercial banks).

     On September 30, 1996, President Clinton signed into law H.R. 3610, which is intended to recapitalize the SAIF and substantially bridge the assessment rate disparity existing between SAIF and BIF-insured institutions. The new law subjects institutions with SAIF-assessable deposits, including the Bank, to a one-time assessment estimated to be approximately 0.657% of covered deposits as of March 31, 1995 and provides for a 20% reduction of this assessment for certain institutions, including the Bank. The new law remains to be implemented by the FDIC, and the FDIC's interpretation of the new law may affect actual amounts paid by depository institutions, including the Bank. At this time, the Bank believes that its one-time assessment would result in a pre-tax charge of approximately $2,317,549, which will be payable not later than November 29, 1996 and, under provisions of the new law, may be treated for tax purposes as a fully deductible "ordinary and necessary business expense" when paid. Results of operations for the nine-month period ended September 30, 1996 include a charge for this estimated one-time assessment.

     Note 14.    Employee Benefit Plan

     The Bank sponsors a defined contribution 401(k) retirement savings plan ("Plan"). The Plan provides for certain contributions made by employees to be matched by the Bank Substantially all full-time employees with one year of service can participate in the Plan During the nine-month period ended September 30, 1996, Bank contributions to the Plan and Plan administrative expenses paid by the Bank amounted to approximately $104,000.

Note 15.    Related Party Transactions

     Through January 31, 1996, the Bank was a party to a loan subservicing agreement with a mortgage servicing company owned by the Company's stockholder ("Loan Servicer"). The agreement was under market terms and conditions and covered subservicing of one to four family residential loans which the Bank owns or for which the Bank has purchased servicing rights. During the nine-month period ended September 30, 1996, the Bank paid approximately $93,000 in servicing fees to the Loan Servicer.

     The agreement was terminated effective January 31, 1996 and the servicing was transferred to a subsidiary of BankAtlantic under a new servicing agreement. The BankAtlantic servicing agreement was negotiated and servicing transferred to BankAtlantic prior to any negotiations relating to the sale of the Company to BankAtlantic.

     In conjunction with servicing performed by the Loan Servicer for the Bank and for its own account, escrow funds and other servicing-related non-interest bearing deposits are maintained at the Bank. Such funds averaged $637,000 for the nine-month period ended September 30, 1996.

     During the nine-month period ended September 30, 1996, the Loan Servicer paid the Bank rent of approximately $97,000, for use of office space in a building owned by the Bank.

     Through January of 1996, the Bank provided certain human resource services to the Loan Servicer primarily with regard to payroll, health insurance processing, and policies and procedures. During the nine-month period ended September 30, 1996, the Bank charged the Loan Servicer approximately $750 for those services.

     In the ordinary course of business, the Bank enters into transactions with Directors of the Bank, with the Company's stockholder and with firms with which the Directors or stockholder are affiliated. During the nine-month period ended September 30, 1996 the Bank paid marketing, advertising, and public relations fees of approximately $119,000 to a company owned by one of the Bank's Directors. Another of the Bank's Directors is an employee of a law firm which performs routine legal services for the Bank. During the nine-month period ended September 30, 1996, the Bank paid legal fees of approximately $7,000, to that law firm. In addition, the Bank rents office space to a firm managed by one of the Bank's Directors under a three year lease agreement expiring on June 30, 1997. Rental income earned by the Bank from that lease for the nine-month period ended September 30, 1996 was approximately $10,000. The aggregate unpaid principal balance of loans outstanding to the Bank's Directors or their business interests was approximately $405,000 at September 30, 1996.

     The Company's stockholder has an ownership interest in a building which houses one of the Bank's offices. Rent expense on that office was approximately $5,000 for the nine-month period ended September 30, 1996. The Bank has loans outstanding to a firm in which the Company's stockholder has ownership interests. The principal balance of those loans was approximately $36,000 as of September 30, 1996. The Company's stockholder or firms controlled by the stockholder had approximately $4.0 million on deposit at the Bank on September 30, 1996.

Note 16.    Restrictions on Retained Earnings

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At September 30, 1996, the Bank could not declare any dividends without such regulatory approval.

Note 17.    Regulatory Matters

     The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1996, that the Company meets all capital adequacy requirements to which it is subject.

     As of September 30, 1996 the most recent notification from the Federal Deposit Insurance Corporation categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Company's actual capital amounts and ratios are also presented in the table. No amount was deducted from capital for interest-rate risk at September 30, 1996.

                                                                                             To Be Well Capitalized
                                                                          For Capital        Under Prompt Corrective
                                                        Actual         Adequacy Purposes        Action Provisions
                                                 ------------------    -----------------     -----------------------
                                                   Amount     Ratio      Amount    Ratio         Amount       Ratio
                                                 ----------   -----    ----------  -----      -----------     -----
As of September 30, 1996:
Total Capital (to risk Weighted Assets).....    $39,780,000   12.4%   $25,584,000   8.0%      $31,980,000     10.0%
Tier I Capital (to risk Weighted Assets)....     35,712,000   11.2%    12,792,000   4.0%       19,188,000      6.0%
Tier I Capital (to Average Assets)..........     35,712,000    6.7%    21,444,000   4.0%       26,805,000      5.0%

Note 18.    Fair Values of Financial Instruments

     Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following table presents the carrying amounts and fair values of the Bank's financial instruments at September 30, 1996 (in thousands):

                                                      Carrying
                                                       Amount       Fair Value
                                                      --------      ----------
Financial assets:
 Cash and due from banks and interest-bearing
  deposits with banks...........................      $36,609         $36,609
 Securities held to maturity....................       66,345          66,358
 FHLB stock.....................................        2,775           2,775
 Loans held for sale............................          841             856
 Loans receivable, net..........................      397,038         398,627

Financial liabilities:
 Deposit liabilities............................      477,722         477,832
 Securities sold under agreements to repurchase.        2,022           2,022
 Other borrowings...............................        5,000           5,027

Off-balance- sheet assets (liabilities):
 Commitments to extend credit...................            -              30
 Standby letters of credit......................            -               -
 Interest rate swap in a net payable position...            -              52

ESTIMATION OF FAIR VALUES

     The following notes summarize the major methods and assumptions used in estimating the fair values of financial instruments.

     Short-term financial instruments are valued at their carrying amounts included in the consolidated statement of financial condition, which are reasonable estimates of fair value due to the relative short period to maturity of the instruments. This approach applies to cash and cash equivalents.

     Loans held for sale are valued at quoted market prices or investor commitments.

     Loans are valued on the basis of estimated future receipts of principal and interest, discounted at various rates. Loan prepayments are assumed to occur at the same rate as in previous periods when interest rates were at levels similar to current levels. Future cash flows for homogeneous categories of consumer loans, such as motor vehicle loans, are estimated on a portfolio basis and discounted at current rates offered for similar loan terms to new borrowers. The fair value of nonaccrual loans is estimated based on the fair value of related collateral for collateral-dependent loans or on a present value basis, using higher discount rates appropriate to the higher risk involved.

     Securities are valued at quoted market prices.

     FHLB stock is valued at the redemption value.

     Fair value of demand deposits and deposits with no defined maturity is taken to be the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated using rates currently offered for deposits of similar remaining maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values shown in the previous table.

     Rates currently available to the Bank for term borrowings with similar terms and remaining maturities are used to estimate the fair value of existing borrowings as the present value of expected cash flows.

     Commitments to extend credit and standby letters of credit are valued on the basis of fees currently charged for commitments for similar loan terms to new borrowers with similar credit profiles.